Exhibit 99.2

Nabriva Therapeutics Announces Positive Topline Results from Pivotal Phase 3 Clinical Trial of Oral Lefamulin for the Treatment of Community-Acquired Bacterial Pneumonia

- Lefamulin met all FDA and EMA primary endpoints
 and was shown to be generally well tolerated -

- Company plans to file a New Drug Application with the U.S. Food and Drug Administration in the fourth quarter of 2018 -

- Conference call and webcast today at 8:30 a.m. EDT to review topline data -

DUBLIN, Ireland and KING OF PRUSSIA, Pa., May 21, 2018 — Nabriva Therapeutics plc (NASDAQ: NBRV) today announced positive topline results from its Lefamulin Evaluation Against Pneumonia (LEAP 2) clinical trial, the second of two global, pivotal Phase 3 clinical trials of lefamulin.  LEAP 2 evaluated the safety and efficacy of 5 days of oral lefamulin compared to 7 days of oral moxifloxacin in adult patients with moderate community-acquired bacterial pneumonia (CABP). In September 2017, the company announced positive results from its first Phase 3 clinical trial, in which intravenous (IV) to oral lefamulin was found to be non-inferior to IV to oral moxifloxacin with or without linezolid.

In LEAP 2, lefamulin met the U.S. Food and Drug Administration (FDA) primary endpoint of non-inferiority (NI, 10.0% margin) compared to moxifloxacin for early clinical response (ECR) assessed 72 to 120 hours following initiation of therapy in the intent to treat (ITT) patient population. ECR was 90.8% for the 5-day treatment course of lefamulin and 90.8% for the 7-day treatment course of moxifloxacin (treatment difference 0.1 [95% confidence interval (CI) -4.4, 4.5]).

“Today marks an exciting advance in the treatment of CABP as we are one step closer to potentially making a much-needed new class of antibiotics available to patients and health care providers,” said Dr. Jennifer Schranz, chief medical officer of Nabriva Therapeutics. “Lefamulin has the potential to be the first-in-class pleuromutilin antibiotic available for IV or oral administration, and results from LEAP 2 provide additional evidence of its efficacy and tolerability in the treatment of adult patients with CABP. We believe lefamulin is well-suited for the empiric treatment of CABP given its short-course regimen, novel mechanism of action, targeted spectrum of activity against the most common and problematic CABP pathogens, and its safety and tolerability profile. I speak for the entire Nabriva team in acknowledging the participation of the patients, their families, investigators, and research organizations who contributed to the successful completion of this clinical trial.”

Lefamulin also met the European Medicines Agency (EMA) primary endpoint for non-inferiority (NI, 10.0% margin) compared to moxifloxacin based on an investigator assessment of clinical response (IACR) 5 to 10 days following the completion of study drug dosing in the modified intent to treat (mITT) and clinically evaluable at test of cure (CE-TOC) patient populations.  IACR rates for the mITT population were 87.5% for lefamulin and 89.1% for moxifloxacin (treatment difference -1.6 [95% CI -6.3, 3.1]) and for the CE-TOC population were 89.7% for lefamulin and 93.6% for moxifloxacin (treatment difference -3.9 [95% CI -8.2, 0.5]).

“Coupled with our successful LEAP 1 trial, the positive results from LEAP 2 suggest lefamulin could be an excellent empiric treatment option for patients with CABP and help address the problem of antibiotic resistance.  With these LEAP 2 results, we believe there is a significant opportunity for oral lefamulin as a 5-day treatment option for CABP in the community,” said Dr. Colin Broom, chief executive officer of Nabriva Therapeutics. “We are especially pleased with the high response rates for lefamulin in LEAP 1 and LEAP 2 and plan to file a New Drug Application with the FDA in the fourth quarter of 2018.  With these LEAP 2 results, we have achieved another important and rewarding milestone. My sincere appreciation goes to our highly dedicated Nabriva team who have worked diligently for over a decade to develop this novel antibiotic for patients in need.”

“Pneumonia is the leading cause of infection-related deaths and the second leading cause of total hospitalizations in the United States,” said Andrew Shorr, MD, MPH, MBA, Section Head, Pulmonary and Critical Care Medicine at MedStar Washington Hospital Center in Washington, DC and Professor of Medicine, at Georgetown University Washington, DC. “As bacterial resistance continues to increase, there is an urgent need for new, safe, and effective IV and oral treatment options for CABP.  The positive topline results from LEAP 1 and LEAP 2 indicate that lefamulin could provide health care providers with a new potential option in the treatment of CABP across the spectrum of care, ranging from the hospital to the community.”

Additional Clinical Trial Information

LEAP 2 was a global, randomized, double-blind, double-dummy trial that compared the efficacy and safety of 600 mg of oral lefamulin twice a day for 5 days versus 400 mg of oral moxifloxacin once daily for 7 days in 738 patients (370 in the lefamulin arm and 368 in the moxifloxacin arm).  The lefamulin arm enrolled 183 (49.5%), 145 (39.2%) and 40 (10.8%) patients with a Pneumonia Outcomes Research Team (PORT) class of 2, 3 and 4, respectively.  The moxifloxacin arm enrolled 189 (51.4%), 133 (36.1%) and 42 (11.4%) patients with a PORT class of 2, 3 and 4, respectively.  Almost all patients completed the study (95.8%) through late follow-up, which occurred 30 days after administration of the first dose of study medication.

In this trial, lefamulin was generally well tolerated.  The rate of treatment-emergent adverse events (TEAEs) was 32.6% in the lefamulin arm and 25.0% in the moxifloxacin arm.  Serious treatment emergent adverse events occurred in 4.6% of lefamulin-treated patients and 4.9% of moxifloxacin-treated patients. One related serious adverse event occurred in a moxifloxacin-treated patient (0.3%).  Death within 30 days occurred in three patients in each treatment arm (0.8%).

A low percentage of patients discontinued study drug in the lefamulin arm (6.8%) and in the moxifloxacin arm (7.6%).  TEAEs leading to discontinuation of study drug were uncommon and were observed in 3.0% of patients in the lefamulin arm and 2.2% of patients in the moxifloxacin arm.

Adverse events reported in greater than 1.0% of patients receiving study drug (lefamulin versus moxifloxacin) were diarrhea/loose stools (12.2% versus 1.1%), nausea (5.2% versus 1.9%), vomiting (3.3% versus 0.8%), hypertension (1.4% for both), respiratory tract infection viral (1.4% vs. 0.3%), headache (1.1% vs. 1.6%), gastritis (1.1% vs. 0.5%), pneumonia (1.1% vs.  0.3%), COPD (1.1% vs. 0%), urinary tract infection (0.8% vs. 1.6%), increased ALT (0.8% vs. 1.1%), increased AST (0.5% vs. 1.1%), anemia (0% vs. 1.1%), and insomnia (0% vs. 1.1%).  All cases of diarrhea/loose stools in the lefamulin arm were mild (71.1%) or moderate (28.9%) and were generally of short duration (approximately 2 days).  No cases were severe, and none led to discontinuation of study drug.  One patient who had a positive clinical response to lefamulin was later diagnosed with a C. difficile infection during an extended hospital stay.

In addition, hepatobiliary TEAEs occurred in 1.1% and 0.5% of subjects receiving lefamulin and moxifloxacin, respectively.  There was a low incidence of liver enzyme elevation in both treatment groups consistent with the CABP patient population.  Cardiac TEAEs were reported in 2.2% and 2.4% of patients receiving lefamulin and moxifloxacin, respectively.  Changes in QT interval of potential clinical concern were rare and of similar frequency between treatment groups.

Further analysis of the LEAP 2 trial results including analysis of additional patient population groups in the trial and secondary and exploratory endpoints related to these population groups is ongoing and additional results will be presented at upcoming scientific congresses.

Conference Call and Webcast

The Company will host a conference call and webcast at 8:30 a.m. EDT today. The live webcast can be accessed under “Events and Presentations” in the Investors section of Nabriva Therapeutics’ website at www.nabriva.com and will be accessible for 90 days. The conference call can also be accessed by dialing 1-866-811-8671 (U.S./Canada) or 1-409-981-0874 (international) and providing the passcode 7969239.

About LEAP 2 Study Design

LEAP 2 was a multi-center, randomized, controlled, double-blind, global study designed to evaluate the efficacy and safety of oral lefamulin compared to oral moxifloxacin, a fluoroquinolone antibiotic, in 738 adults with moderate CABP. Lefamulin was dosed orally at 600 mg every 12 hours for 5 days. Moxifloxacin was dosed according to the approved labeling, 400 mg orally once daily for 7 days. All patients to be enrolled in this trial were to have a Pneumonia Outcomes Research Team (PORT) risk class severity of 2, 3, or 4 on a scale of 1 to 5, which corresponds to moderate clinical disease. Randomization was 1:1 and was stratified by PORT risk class, geographic region, and exposure to prior antibiotics. No more than 25% of patients were allowed to have received a single dose of a short acting oral or IV antibacterial for the treatment of CABP and patients who received more than a single dose within 72 hours before randomization were excluded from participating.

For LEAP 2, the primary efficacy endpoint for the FDA was the proportion of patients in the ITT population achieving ECR.  ECR success is achieved for patients who were alive, had improvement in at least two of the four cardinal symptoms of CABP as outlined in the current FDA guidance, had no worsening in any of the four cardinal symptoms of CABP and had not received a concomitant antibiotic for the treatment of CABP up through 120 hours after the first dose of study drug. The four cardinal symptoms of CABP, as outlined in the current FDA guidance, are difficulty breathing, cough, production of purulent sputum and chest pain. The primary efficacy endpoint for the EMA was the clinical response rate at the test of cure visit for lefamulin in both the CE and mITT populations compared to moxifloxacin. Clinical response to treatment was based on the investigator’s assessment that the patient had complete resolution or significant improvement of all local and systemic signs and symptoms of infection such that no additional antibiotic treatment was administered for the treatment of the current episode of CABP.

About CABP

Based on Nabriva Therapeutics’ combined analysis of the U.S. Centers for Disease Control and Prevention’s 2007 National Ambulatory Medical Care Survey, the National Hospital Ambulatory Medical Care Survey and 2013 data from the Healthcare Cost and Utilization Project, Nabriva Therapeutics estimates that more than 5 million adults are treated annually for CABP in the United States. Additionally, based on 2013 data from the Healthcare Cost and Utilization Project, Nabriva Therapeutics estimates that approximately 3 million of these adult CABP patients are diagnosed in an in-patient hospital and/or emergency department setting, where most are then treated with in-patient IV and oral antibiotics or out-patient oral antibiotics prescribed for use following hospital discharge or release.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the research and development of new medicines to treat serious bacterial infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations. Nabriva Therapeutics’ lead product candidate, lefamulin, is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans. The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in CABP in more than a decade. Based on results from its two global, Phase 3 clinical trials, Nabriva Therapeutics believes lefamulin is well-positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and  favorable tolerability profile, with the results of its two global, pivotal trials showing a rate of treatment-emergent adverse events comparable to a fluoroquinolone antibiotic for CABP. Nabriva Therapeutics is evaluating the continued development of lefamulin for additional indications and is developing a formulation of lefamulin appropriate for pediatric use.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about the development of Nabriva Therapeutics’ product candidates, the clinical utility of lefamulin for CABP Nabriva Therapeutics’ plans for filing of regulatory approvals, efforts to bring lefamulin to market, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, Nabriva Therapeutics’ plans to enter into arrangements with external collaborators, the sufficiency of Nabriva Therapeutics’ existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, whether results of Nabriva Therapeutics’ Phase 3 clinical trials of lefamulin are indicative of the clinical utility of lefamulin for CABP, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva Therapeutics’ annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this release.

CONTACTS:

FOR INVESTORS
Dave Garrett

Nabriva Therapeutics plc
david.garrett@nabriva.com
610-816-6657

FOR MEDIA
Benjamin Navon
W2O Group
bnavon@w2ogroup.com
617-337-4166